Exhibit 99.1

Red Cat Holdings Signs Agreement to Divest Consumer Business

Sale of Rotor Riot and Fat Shark Holdings focuses Red Cat’s efforts on military and defense

Management to Host Shareholder Video Update Call Live From Teal Drone Factory on Tuesday, November 29, 2022 at 4:15pm ET to Discuss Proposed Transaction

San Juan, Puerto Rico, Nov. 28, 2022 — Red Cat Holdings, Inc. (Nasdaq: RCAT)(“Red Cat” or the “Company”), a provider of highly sophisticated and complex small unmanned vehicles to militaries and businesses globally, announces today that it has entered into a Stock Purchase Agreement (the “SPA”) with Unusual Machines, Inc. (“Unusual Machines”) for the purchase and sale of its consumer division consisting of Rotor Riot and Fat Shark Holdings, the Company’s recreational and hobbyist drones and first-person-view goggles subsidiaries.

The SPA followed an internal review of the Company’s military and enterprise opportunities to focus the Company’s efforts on its Made in America Class 1 ISR Drone development program and the Company’s Golden Eagle I, Golden Eagle II, Four Ship, and swarm software under development. Under terms of the stock purchase agreement (SPA) and upon satisfaction of the requisite closing conditions, including shareholder approval, Unusual Machines will purchase Rotor Riot and Fat Shark Holdings from Red Cat for $18 million in cash and securities of Unusual Machines. The purchase price will consist of $5 million in cash, $2.5 million in a convertible senior note of Unusual Machines, and $10.5 million in Series A convertible preferred stock of Unusual, payable at closing. Both the convertible senior note and convertible preferred stock of Unusual Machines will be convertible into shares of Unusual Machines. In addition, closing of the SPA is subject to successful completion of an initial public offering by Unusual Machines in the minimum amount of $15 million and approval by Nasdaq of listing of Unusual Machine’s common stock.

“The sale of Rotor Riot and Fat Shark Holdings will allow us to focus our efforts and capital on military and defense,” commented Red Cat CEO Jeff Thompson. “Our recent partnerships with Tomahawk Robotics and Reveal Technology gives the Warfighter a complete ‘Made in USA’ system with 360 degrees of situational awareness, multi-ship control of four vehicles by one operator, and rapid intelligence at the tactical edge. This transaction will strengthen our already healthy balance sheet with additional non-dilutive capital to help us execute our rapid growth.”

Conference Call Details

Red Cat senior management will host a Shareholder Update Video Call on Tuesday, November 29, 2022, at 4:15pm ET to discuss this proposed transaction. A live question-and-answer session will follow management’s prepared remarks. Participants wishing to ask a question must dial into the call using the numbers below.

To listen to the Shareholder Update Video Call, interested parties within the U.S. should dial 1-844-763-8274 (domestic) or 1-412-717-9224 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Red Cat Holdings, Inc. conference call.

The Shareholder Update Video Call will also be available through a live webcast that can be accessed at:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=4Da9EGzt

The webcast replay will be available until November 29, 2023, and can be accessed through the above link or on the Company’s website. A telephonic replay will be available until December 6, 2022 by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code 9021940.

About Red Cat Holdings, Inc.

Red Cat provides drone-based products, services, and solutions through its four subsidiaries and services the enterprise, military, and consumer markets. Teal Drones is a leader in unmanned aircraft systems (UAS), and its Golden Eagle is one of only a few drones approved by the Department of Defense for reconnaissance, public safety and inspection applications. Skypersonic's technology enables drones to complete inspection services in locations where GPS is not available, yet still record and transmit data even while being operated from thousands of miles away. Fat Shark is a leading provider of First Person View (FPV) video goggles. Rotor Riot, LLC is a reseller of FPV drones and equipment, primarily to the consumer marketplace. Learn more at https://www.redcatholdings.com.

Forward Looking Statements

This press release contains "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "believe," "contemplate," "could," "estimate," "expect," "intend," "seek," "may," "might," "plan," "potential," "predict," "project," "target," "aim," "should," "will" "would," or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Red Cat Holdings, Inc.'s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled "Risk Factors" in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Red Cat Holdings, Inc. undertakes no duty to update such information except as required under applicable law.

Contacts

NEWS MEDIA:
Jonathan Houghton
Dalton Agency
Phone: (615) 515-4892
Email: jhoughton@daltonagency.com

INVESTORS:
CORE IR
Phone: (516) 222-2560
Email: investors@redcat.red
Website: https://www.redcatholdings.com